Exhibit 99.1

ELECTRIQ POWER, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Financial Statements

June 30, 2023 and 2022

TABLE OF CONTENTS

Page(s)
Condensed Consolidated Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	3

Condensed Consolidated Statements of Operations (unaudited)	4

Condensed Consolidated Statements of Changes in Mezzanine Equity (unaudited)	5

Condensed Consolidated Statements of Changes in Stockholders’ Deficit (unaudited)	6

Condensed Consolidated Statements of Cash Flows (unaudited)	7–8

Notes to Unaudited Condensed Consolidated Financial Statements	9–31

ELECTRIQ POWER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash	$4,376,594	$5,480,960
Accounts receivable, less allowance for doubtful accounts of $11,642 and $30,429 as of June 30, 2023 and December 31, 2022, respectively	129,580	317,423
Inventory	14,418,990	13,532,475
Inventory deposits	2,466,837	5,182,045
Prepaid expenses and other current assets	272,969	368,117

Total current assets	21,664,970	24,881,020
Property and equipment, net	1,512,202	1,422,293
Right of use assets	3,718,370	3,241,705
Deposits	131,257	109,539

Total assets	$27,026,799	$29,654,557

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Current portion of loan payable	$—	$11,377,297
SAFE notes	35,110,000	51,600,000
Accounts payable	2,023,031	1,377,123
Warrants liability	4,818,186	14,114,411
Accrued expenses and other current liabilities	5,575,104	6,173,336

Total current liabilities	47,526,321	84,642,167
Convertible note payable	8,500,000	5,000,000
Cumulative mandatorily redeemable Series B preferred stock liability	6,913,306	—
Other long-term liabilities	2,906,079	2,503,038

Total liabilities	65,845,706	92,145,205
Commitments and contingencies (Note 7)
Mezzanine equity:
Preferred stock, aggregate redemption amount of $24,931,819 and $23,998,870 as of June 30, 2023 and December 31, 2022, respectively	34,792,203	34,792,203
Stockholders’ deficit:
Common stock, issued and outstanding 591,760,547 and 242,302,003 shares as of June 30, 2023 and December 31, 2022, respectively	59,176	24,230
Additional paid-in capital	24,834,780	7,686,612
Accumulated deficit	(98,504,784)	(104,993,411)
Accumulated other comprehensive loss	(282)	(282)

Total stockholders’ deficit	(73,611,110)	(97,282,851)

Total liabilities, mezzanine equity and stockholders’ deficit	$27,026,799	$29,654,557

See accompanying notes to Condensed Consolidated Financial Statements.

ELECTRIQ POWER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$43,769	$4,549,342	$184,945	$9,346,335
Cost of goods sold	394,243	4,155,538	1,067,752	8,336,375

Gross (loss) profit	(350,474)	393,804	(882,807)	1,009,960
Operating expenses:
Research and development	1,067,446	882,460	2,136,310	1,815,293
Sales and marketing	994,798	998,608	2,213,802	1,880,786
General and administrative	4,709,435	2,519,918	9,428,570	4,349,421

Total operating expenses	6,771,679	4,400,986	13,778,682	8,045,500

Loss from operations	(7,122,153)	(4,007,182)	(14,661,489)	(7,035,540)
Other expense (income):
Interest expense	985,311	258,439	2,001,081	305,219
Unrealized fair value adjustments	(27,260,256)	22,097,809	(25,786,225)	26,958,428
Other expense, net	2,631,249	122	2,635,028	1,436

Income (loss) before income taxes	16,521,543	(26,363,552)	6,488,627	(34,300,623)
Income tax expense	—	—	—	—

Net income (loss)	16,521,543	(26,363,552)	6,488,627	(34,300,623)
Cumulative preferred stock dividends	473,499	423,507	932,949	831,439

Net income (loss) attributable to common stockholders	$16,048,044	$(26,787,059)	$5,555,678	$(35,132,062)

Net income (loss) per share attributable to common stockholders—basic	$0.05	$(0.13)	$0.02	$(0.18)

Net income (loss) per share attributable to common stockholders—diluted	$0.01	$(0.13)	$0.00	$(0.18)

Weighted average number of shares of common stock outstanding—basic	292,800,860	202,011,699	257,334,845	200,700,960

Weighted average number of shares of common stock outstanding—diluted	3,156,751,903	202,011,699	3,148,785,358	200,700,960

See accompanying notes to Condensed Consolidated Financial Statements.

ELECTRIQ POWER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY

(unaudited)

	Seed Preferred		Seed-1 Preferred		Seed-2 Preferred		Additional Paid- in Capital	Total Mezzanine Equity
	Shares	Par	Shares	Par	Shares	Par
Balance at December 31, 2021 and March 31, 2022	1,291,360,108	$1,291,360	210,977,985	$210,978	597,604,267	$597,604	$22,066,270	$24,166,212

Shares issued in connection with warrant exercises	80,792,496	80,792	—	—	—	—	10,545,199	10,625,991

Balance at June 30, 2022, December 31, 2022 and June 30, 2023	1,372,152,604	$1,372,152	210,977,985	$210,978	597,604,267	$597,604	$32,611,469	$34,792,203

See accompanying notes to Condensed Consolidated Financial Statements.

ELECTRIQ POWER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

					Accumulated
			Additional		Other	Total
	Common		Paid- in	Accumulated	Comprehensive	Stockholders’
	Shares	Par	Capital	Deficit	Loss	Deficit
Balance at December 31, 2022	242,302,003	$24,230	$7,686,612	$(104,993,411)	$(282)	$(97,282,851)
Shares issued for common stock	1,618,333	162	26,178	—	—	26,340
Stock-based compensation	—	—	1,515,816	—	—	1,515,816
Net loss	—	—	—	(10,032,916)	—	(10,032,916)

Balance at March 31, 2023	243,920,336	$24,392	$9,228,606	$(115,026,327)	$(282)	$(105,773,611)

Shares issued for common stock	347,840,211	34,784	14,325,738	—	—	14,360,522
Stock-based compensation	—	—	1,280,436	—	—	1,280,436
Net income	—	—	—	16,521,543	—	16,521,543

Balance at June 30, 2023	591,760,547	$59,176	$24,834,780	$(98,504,784)	$(282)	$(73,611,110)

					Accumulated
			Additional		Other	Total
	Common		Paid- in	Accumulated	Comprehensive	Stockholders’
	Shares	Par	Capital	Deficit	Loss	Deficit
Balance at December 31, 2021	217,588,804	$21,759	$5,296,155	$(52,644,152)	$(282)	$(47,326,520)
Shares issued for common stock	7,261,459	726	1,621	—	—	2,347
Stock-based compensation	—	—	138,007	—	—	138,007
Net loss	—	—	—	(7,937,071)	—	(7,937,071)

Balance at March 31, 2022	224,850,263	$22,485	$5,435,783	$(60,581,223)	$(282)	$(55,123,237)
Shares issued for common stock	5,000,000	500	11,634	—	—	12,134
Stock-based compensation	—	—	339,821	—	—	339,821
Net loss	—	—	—	(26,363,552)	—	(26,363,552)

Balance at June 30, 2022	229,850,263	$22,985	$5,787,238	$(86,944,775)	$(282)	$(81,134,834)

See accompanying notes to Condensed Consolidated Financial Statements.

ELECTRIQ POWER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$6,488,627	$(34,300,623)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	2,796,252	477,828
Accretion of discount and dividends on cumulative mandatorily redeemable Series B preferred stock	127,104	—
Unrealized fair value adjustments	(25,786,225)	26,958,428
Depreciation and amortization	80,816	87,908
Amortization of right of use assets	311,099	107,299
Write-off of inventory deposits	2,657,281	—
Changes in assets and liabilities:
Accounts receivable, net	187,843	(1,316,689)
Inventory	(886,515)	(2,951,657)
Inventory deposits	57,927	(1,130,348)
Prepaid expenses and other current assets	95,148	166,376
Deposits	(21,718)	(888,164)
Accounts payable	645,908	315,653
Accrued expenses and other current liabilities	(649,655)	945,445
Other long-term liabilities	(269,444)	118,342

Net cash used in operating activities	(14,165,552)	(11,410,202)

Cash flows from investing activities:
Acquisition of property and equipment	(170,724)	(599,195)
Other	(3,008)	(1,481)

Net cash used in investing activities	(173,732)	(600,676)

Cash flows from financing activities:
Proceeds from loan payable	—	11,200,000
Payments on loans payable and note conversions	(3,584,989)	(822,743)
Proceeds from convertible note payable	3,500,000	—
Proceeds from issuance of cumulative mandatorily redeemable Series B preferred stock	4,283,591	—
Proceeds from conversion of warrants for preferred stock	—	693,000
Proceeds from issuance of common stock	9,066,316	64,002
Other	(30,000)	(30,000)

Net cash provided by financing activities	13,234,918	11,104,259

Net decrease in cash	(1,104,366)	(906,619)
Cash, beginning of period	5,480,960	12,730,198

Cash, end of period	$4,376,594	$11,823,579

	Six Months Ended June 30,
	2023	2022
Supplemental disclosures of cash flow information:
Interest paid	$1,204,350	$81,557
Taxes paid	$—	$—
Right-of-use assets obtained in exchange for lease obligations	$787,764	$1,200,086
Supplemental disclosure of non-cash notes conversion agreements:
Decrease in loans payable	$(11,377,297)	$(822,743)
Non-cash principal portion converted to cumulative mandatorily redeemable Series B preferred stock and common stock	7,792,308	—

Total principal payments on loan payable	$(3,584,989)	$(822,743)

Increase in carrying value from issuance of cumulative mandatorily redeemable Series B preferred stock	$6,786,202	$—
Non-cash portion converted to cumulative mandatorily redeemable Series B preferred stock	(2,502,611)	—

Total cash proceeds from issuance of cumulative mandatorily redeemable Series B preferred stock	$4,283,591	$—

Increase in carrying value from issuance of common stock	$14,356,013	$64,002
Non-cash portion allocated to common stock from note conversion agreements	(5,289,697)	—

Total cash proceeds from issuance of common stock	$9,066,316	$64,002

See accompanying notes to Condensed Consolidated Financial Statements.

ELECTRIQ POWER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023 AND 2022

1. Organization and Description of Business

Electriq Power, Inc. (“Electriq,” “Electriq Power,” or the “Company,”) is a leading energy solutions provider that designs, develops, manages, delivers and services integrated energy storage systems for residential applications primarily in North America. Electriq Power was formed as a Delaware Corporation in August 2014.

The Company sells its integrated energy storage systems through a network of channel partners, including solar and electrical distributors and installation companies, utility companies, municipalities, community choice aggregators and homebuilders, as well as through partnerships with large strategic corporations where they rebrand the Company’s products (“white-label”).

Electriq’s wholly owned subsidiaries are Electriq Power Labs, Inc., formed in Canada in June 2016 and closed in January 2021, EIQP Limited, formed in Hong Kong in December 2016 and closed in July 2021, Parlier Home Solar, LLC, formed in California in April 2021, and Santa Barbara Home Power Program, LLC, formed in California in September 2022. Electriq has an 80% owned subsidiary, Electriq Microgrid Services LLC, formed in Delaware in May 2022.

On November 13, 2022, the Company entered into a Merger Agreement, which was amended by the First Amendment to Merger Agreement dated December 23, 2022, the Second Amendment to Merger Agreement dated March 22, 2023 and the Third Amendment to Merger Agreement dated June 8, 2023 (the “Merger Agreement”), with a publicly-traded special purpose acquisition company (“SPAC”), TLG Acquisition One Corp. (“TLG”). Following completion of the contemplated transactions by the Merger Agreement (the “Business Combination”), the separate corporate existence of the Company will cease and the Company equity holders will become equity holders of TLG, which will change its name to Electriq Power Holdings, Inc. and will be led by existing Company management. The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Under this method of accounting, TLG will be treated as the “acquired” company and the Company as the “accounting acquirer” for financial reporting purposes. The transaction Business Combination closed on July 31, 2023. See Note 14.

The Third Amendment to Merger Agreement includes references to the following Private Capital Raise:

As conditions to closing, the Merger Agreement requires that: (i) within 72 hours after TLG receives comments from the Securities and Exchange Commission (the “SEC”) on Amendment No. 3 to TLG’s Registration Statement on Form S-4 (the “S-4”), the Company shall receive net cash proceeds of at least $3,000,000 from the sale of equity securities to an executive of TLG (“SPAC Executive”) and net cash proceeds of at least $3,000,000 from the sale of equity securities to third parties, and within 24 hours after the SEC declares the S-4 effective, the Company shall receive net cash proceeds of at least $4,500,000 from the sale of equity securities to the SPAC Executive and net cash proceeds of at least $1,500,000 from the sale of equity securities to third parties; (ii) the Company shall have converted an aggregate amount of $10,130,000, including accrued interest, of Shareholder Notes (as defined in the Merger Agreement) from management or significant equity investors that are currently included in loans payable into equity securities of the Company; and (iii) TLG or the Company shall have received net cash proceeds from the sale of equity securities to the SPAC Executive of at least $5,000,000 and net cash proceeds from the sale of equity securities to third parties of at least $1,500,000. See further discussion in Notes 5, 8 and 10.

As disclosed in Note 5, on June 8, 2023, certain notes conversion agreements (the “Notes Conversion Agreement”) were executed between the Company and various noteholders whereby the noteholders have agreed that the currently outstanding aggregate principal amounts of existing notes of the Company to those noteholders (the “Notes”), included in loans payable, totaling approximately $7.8 million, and all accrued but unpaid interest on the Notes of approximately $2.3 million shall automatically convert into securities of the Company, upon the execution of the Notes Conversion Agreements.

As disclosed in Notes 8 and 10, with respect to subscription agreements signed in June 2023, including the $18.1 million of Pre-Closing Financings (as defined in the S-4), a total of $11.0 million of Pre-Closing Financings was received through June 30, 2023 from the SPAC Executive in the amount of $5.5 million and from other investors in the amount of $5.5 million, including $3.0 million each received from the SPAC Executive and from other investors, respectively, on June 23, 2023 and $2.5 million each received from the SPAC Executive and from other investors, respectively, earlier in June 2023. The remaining $7.1 million of the Pre-Closing Financings was received subsequent to June 30, 2023, in July 2023, after the SEC declared the S-4 effective with $4.5 million received from the SPAC Executive and $2.6 million received from other investors. See Note 14 for a subsequent events update.

The Company’s fiscal year begins on January 1 and ends on December 31.

2. Summary of Significant Accounting Policies

Basis of Reporting

The condensed consolidated financial statements are prepared in accordance with U.S. GAAP, and pursuant to the rules and regulations of the SEC. In the opinion of management, the information furnished herein reflects all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Results for interim periods should not be considered indicative of results for the full year.

The unaudited condensed consolidated financial statements presented herein have been prepared by the Company in accordance with the accounting policies described in its December 31, 2022 consolidated financial statements and should be read in conjunction with the notes to consolidated financial statements which appear herein.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Electriq, its wholly-owned subsidiaries and its 80% owned subsidiary for which it has controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s revenues, expenses, assets and liabilities are primarily denominated in U.S. dollars, and as a result, the Company has adopted the U.S. dollar as its functional and reporting currency.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists. Through June 30, 2023, the Company has incurred recurring losses from operations and negative operating cash flows, and as of June 30, 2023 has recorded an accumulated deficit and a working capital deficit of $98,504,784 and $25,861,351, respectively. In December 2022, the Company received a notice from its major customer, Kohler Co. (“White-Label Provider”) of its intent to terminate its contract. While the Company has continuously asserted that it has not breached the agreement, on May 19, 2023, it entered into a settlement with the customer. As a result, the Company experienced a significant decline in revenue during the three and six months ended June 30, 2023, which is consistent with its revised forecast for the year ending December 31, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern is dependent upon improving its profitability through the introduction of new products and service offerings, including the successful execution of its sustainable communities network and microgrid offerings from customer agreements entered into in 2022 and 2023, as well as the continuing financial support from its stockholders or other debt or capital sources. The Company is currently evaluating strategies to obtain the additional required funding in 2023 for its future operations. These strategies include, but are not limited to, obtaining equity financing, issuing debt or entering into financing arrangements. For example, as reflected in Note 1, funds received as part of the Pre-Closing Financings and Notes Conversion Agreements. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities and reported expenses that may result if the Company is not able to continue as a going concern.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions include the useful lives of property and equipment; allowances for doubtful accounts; inventory; stock-based compensation; warrants; derivatives; preferred stock; Simple Agreement for Future Equity (“SAFE”) notes; convertible notes; income taxes; and reserves for warranties.

Comprehensive Loss

The Company applies Accounting Standards Codification Topic (“ASC”) Topic 220 (Reporting Comprehensive Income) which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. For the three and six months ended June 30, 2023 and 2022, the Company had no unrealized gains or losses.

Segment Information

ASC 280-10, Segment Reporting (“ASC 280-10”), establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. During the three and six months ended June 30, 2023 and 2022, the Company sold its integrated energy storage systems through its partners and operated as one segment. Therefore, the consolidated information disclosed herein also represents all the financial information related to the Company’s operating segment.

Inventory

Inventory consists entirely of finished goods. The Company’s reserve for inventory obsolescence and slow-moving items was $1,348,621 and $976,881 as of June 30, 2023 and December 31, 2022, respectively. Inventory deposits consist of prepayments to vendors to secure an adequate supply of required future inventory purchases for a limited period of time, as needed. Associated with the settlement with the White-Label Provider, as described in Note 7, during the three months ended June 30, 2023, the Company wrote-off $2,657,281 of specific White-Label Provider related inventory deposits, resulting in a one-time charge to other expense, net, as when the inventory is returned, as per the settlement agreement, the Company will no longer be able to utilize the deposits.

Revenue Recognition

Revenues are recognized in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised goods or services is transferred to the customers, in an amount the Company expects in exchange for those goods or services. The Company has contracts with customers which cover the products and services to be delivered, and specify the prices for products and services.

The Company recognizes revenue under the core principle that transfer of control to the Company’s customers should be depicted in an amount reflecting the consideration the Company expects to receive in revenue. The main performance obligations are the provisions of the following: 1) delivery of the Company’s products; 2) installation of Company’s products; and 3) ad-hoc engineering services.

Revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer.

Product net revenue includes sales of energy storage systems and sales of installed energy storage solutions to homeowners.

The Company sells energy storage systems to installers and distributors, for which revenues are recognized at a point in time when control is transferred to the installer or distributor in accordance with the shipping terms, which, in most cases, is upon shipment at the Company’s warehouse shipping dock.

The Company sells installed energy storage solutions to homeowners through licensed installer subcontractors. The licensed installers were determined to be acting as agents on our behalf in these arrangements. Installations typically take up to three months to complete; however, there have been instances where the installation process has extended beyond three months. Revenues from the sale and installation of energy storage solutions are recorded as one performance obligation, as the solutions provided to the homeowners are not distinct in the context of the contract and are recorded following the input method over the life of the project. For each performance obligation satisfied over time, revenue is recognized by measuring the progress toward complete satisfaction of that performance obligation and is applied following a single method of measuring progress that must be applied consistently for similar performance obligations. Total revenue recognized from sales of our installed energy storage solutions was $4,658 and $287,222 in the three months ended June 30, 2023 and 2022, respectively, and $27,185 and $327,782 in the six months ended June 30, 2023 and 2022, respectively, and is included in product net revenue. See Note 3.

Ad-hoc engineering services are recognized at a point in time as the specified service is delivered to the customer.

On March 13, 2023, the Company entered into a multi-year agreement with EverBright, LLC, a subsidiary of a major U.S. clean-energy company, to provide the Company financing to support the implementation of sustainable community networks throughout California. The provider company, founded by one of the largest investors in clean energy infrastructure, provides a platform that designs, proposes and finances solar and energy storage projects nationwide. The agreement provides the Company with the exclusive right to install systems for the first 8,000 customers that execute qualifying power purchase agreements under the sustainable community networks program. Following the 30-month anniversary of the arrangement, either party may terminate this agreement upon 60 days prior notice to the other party. The agreement provides that the Company will design and propose systems for approval by the clean-energy company based upon customer agreements with each customer. Upon approval by the clean-energy company, each system is then installed by the Company at a purchase price specified in the agreement, with the clean-energy company, as the purchaser of the system, making progress payments to the Company after achievement of certain milestones. The Company’s providers’ expertise in the energy sector and their software platform will enable the Company to jointly provide potential grid services and expand access to more communities. This arrangement includes multiple performance obligations, including installed systems, grid services and software license revenues. Revenue from installed systems will be recognized over time following the output method, as systems are installed after control has transferred to the customer. Grid services revenue will be recognized over time as the services are performed. Software license revenue is not significant to the arrangement. There were no revenues generated on this arrangement during the three and six months ended June 30, 2023 or in any prior periods. The Company is currently in the project qualification approval and installation stages of implementation for several residential customers in Santa Barbara, California, and expects to begin recognizing revenue on this arrangement in the three months ending September 30, 2023.

Revenues are recorded net of estimated allowances and discounts based upon historical experience and current trends at the time revenue is recognized. The Company has elected to exclude sales tax from the transaction price.

The Company has elected to adopt the practical expedient which allows goods and services which are immaterial in the context of the contract to become part of other performance obligations in an arrangement.

Contract costs

As a practical expedient, the Company expenses as incurred costs to obtain contracts as the amortization period would have been one year or less. These costs include our internal sales force and are recorded within sales and marketing expense in the Company’s condensed consolidated statements of operations.

Net Income (Loss) Per Share

The Company accounts for net income (loss) per share in accordance with ASC 260-10, Earnings Per Share, which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the condensed consolidated statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered its pre-2023 preferred stock, as defined in Note 9, to be a participating security as the holders share equally in dividends with any other class or series of capital stock of the Company, in addition to being entitled to receive cumulative dividends payable only if/when declared by the Board of Directors at a dividend rate payable in preference and priority to the holders of common stock.

Under the two-class method, basic net income (loss) per share attributable to common stockholders was calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders was not allocated to the pre-2023 preferred stock as the holders of such preferred stock do not have a contractual obligation to share in losses, which is consistent with the if-converted method of calculation. Diluted net income (loss) per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, pre-2023 convertible preferred stock, stock options, convertible debt, SAFE notes, cumulative mandatorily redeemable Series B preferred stock and warrants to purchase pre-2023 convertible preferred stock and common stock were considered potentially dilutive securities, but have been excluded from the calculation of diluted net loss per share attributable to common stockholders for periods reported prior to June 30, 2023, as their effect was anti-dilutive in those prior periods. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted net loss per share attributable to all classes of common stockholders is the same as basic net loss per share attributable to all classes of common stockholders, since dilutive shares of common stock are not assumed to have been issued if their effect is anti-dilutive. The Company reported net losses attributable to common stockholders for the three and six months ended June 30, 2022.

The shares underlying the following outstanding instruments are excluded from the calculation of weighted average diluted shares because their inclusion would have been anti-dilutive for the three and six months ended June 30:

2022
Stock options	127,414,568
Common stock warrants	238,920,875
Pre-2023 Convertible preferred stock	2,576,042,979

Total	2,942,378,422

The Company reported net income attributable to common stockholders for the three and six months ended June 30, 2023. The following reconciles the weighted average number of shares of common stock outstanding—basic to the weighted average number of shares of common stock outstanding—diluted, as used in the calculation of net income per share attributable to common stockholders—basic and diluted in the Company’s condensed consolidated statements of operations:

	Three months ended June 30, 2023	Six months ended June 30, 2023
Weighted average number of shares of common stock outstanding—basic	292,800,860	257,334,845
Stock options	106,085,533	109,746,272
Cumulative mandatorily redeemable Series B preferred stock	144,541,189	144,541,189
Common stock warrants	37,281,342	61,120,073
Pre-2023 Convertible preferred stock	2,576,042,979	2,576,042,979

Weighted average number of shares of common stock outstanding—diluted	3,156,751,903	3,148,785,358

Construction in Process

The Company accounts for assets under development for future revenue generation as part of construction in process. These systems take up to three months to construct in a steady state, from start to finish, up to the receipt of a “permission-to-operate” (“PTO”) a system that is required in order to start billing a customer for services to be provided. These assets will be placed in service to begin depreciation once a completed PTO is received.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (the “FASB”) issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. ASU 2020-06 also amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The new standard is effective for non-public entities in fiscal years beginning after December 15, 2023, and interim periods within those years. The Company does not expect the adoption of this new accounting pronouncement to have a material impact on the condensed consolidated financial statements.

The Company expects it would qualify as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

3. Revenue

The Company’s net revenue was comprised of the following:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Product net revenue	$43,769	$4,549,342	$184,945	$9,346,335

Total net revenue	$43,769	$4,549,342	$184,945	$9,346,335

For the three and six months ended June 30, 2023 and 2022, all sales were to customers in North America.

As of June 30, 2023 and December 31, 2022, gross accounts receivable from customers was $141,222 and $347,852, respectively, before allowances.

Deferred revenues consist of contract liabilities for advance payments received from customers for the Company’s products. Deferred revenues are classified as short-term and long-term based on the period in which revenues are expected to be recognized. As of June 30, 2023 and December 31, 2022, the Company had recorded $80,164 and $192,012, respectively, in accrued expenses and other current liabilities, with the long-term balance of $436,860 as of both June 30, 2023 and December 31, 2022 in other long-term liabilities, as shown in the condensed consolidated balance sheets. The Company’s activity in deferred revenue was comprised of the following for the six months ended June 30:

	2023	2022
Balance at beginning of period	$628,872	$446,360
Billings	73,097	9,520,180
Revenue recognized	(184,945)	(9,346,335)

Balance at end of period	$517,024	$620,205

Estimated revenue expected to be recognized in future periods related to performance obligations that are unsatisfied at the end of the reporting period are as follows:

Year ending December 31,
Balance of 2023	$77,772
2024	48,540
2025	48,540
2026	48,540
2027	48,540
Thereafter	245,092

Total deferred revenue	$517,024

4. Property and Equipment, net

Property and equipment, net, consist of the following as of:

	June 30,	December 31,
	2023	2022
Computer	$12,321	$12,321
Office equipment	300,250	281,250
Machinery	562,106	523,050
Leasehold improvements	105,614	105,614
Construction in progress	848,754	737,131

Total property and equipment	1,829,045	1,659,366
Less accumulated depreciation and amortization	(316,843)	(237,073)

Property and equipment, net	$1,512,202	$1,422,293

Depreciation and amortization of property and equipment of $40,460 and $41,533 was recorded for the three months ended June 30, 2023 and 2022, respectively, and $80,816 and $87,908 was recorded for the six months ended June 30, 2023 and 2022, respectively.

5. Indebtedness

a.	Convertible Notes Payable

On December 23, 2022, the Company entered into an amended and restated securities purchase agreement (the “SPA”) with the SPAC Executive described in Note 1 above, which provided for the SPAC Executive’s obligation to provide funding to the Company up to a maximum amount of $8.5 million, provided that the Company had satisfied the conditions for closing under the SPA or the SPAC Executive had waived those conditions. On March 22, 2023, the Company entered a first amendment to the SPA with the SPAC Executive. Pursuant to the SPA, and the first amendment to the SPA, the Company issued to the SPAC Executive two secured convertible promissory notes (the “SPAC Executive Notes”) in the aggregate amount of $8.5 million. The initial $5.0 million funding under the SPA was received on December 30, 2022. The remaining $3.5 million funding was received from the SPAC Executive on March 30, 2023. The SPAC Executive Notes issued bear interest at a simple rate of 14% per annum, payable quarterly in cash. Funding under the securities purchase agreement were subject to certain conditions.

The SPAC Executive Notes are secured, and are payable in full 24 months following the issuance of the notes. The SPAC Executive Notes are senior to all current and future indebtedness of the Company, except they are subordinated to the Company Revolver and pari passu to certain Company stockholder debt. The notes are also senior to certain Company stockholder debt; provided that such Company stockholder debt can be paid at maturity assuming no event of default has occurred under the SPAC Executive Notes. If not converted in connection with the merger agreement described in Note 1 above, the SPAC Executive Notes will be assumed by the new Electriq entity resulting from the merger.

The SPAC Executive has the right but not the obligation to convert the outstanding principal and unpaid accrued interest on the convertible notes into shares of common stock of the Company or its successor in interest in the event of (i) a future issuance of equity securities for the purpose of raising capital of at least $20 million; (ii) an acquisition of the Company or its successor, whether by asset purchase, merger or share purchase (an “Acquisition Transaction”); (iii) certain capital markets transactions, including initial public offering (“IPO”), direct listing, or SPAC-related transaction (a “Capital Markets Transaction”); or (iv) upon maturity if the SPAC Executive Note remains outstanding. Further, feature (v) states that if an Acquisition Transaction occurs before the repayment or conversion of the SPAC Executive Notes into conversion shares, the Company will pay to the SPAC Executive at the closing of the Acquisition Transaction if the SPAC Executive elects not to convert the SPAC Executive Notes in connection with such Acquisition Transaction an amount equal to any unpaid accrued interest plus two times the outstanding principal amount of the SPAC Executive Notes. Other than at maturity, the conversion price is 95% of the relevant consideration per share. With respect to conversion at maturity, the price per share is to be obtained by dividing $275.0 million by the number of outstanding shares of common stock of the Company. SPAC Executive will be entitled to demand prepayment in cash in connection with any Capital Markets Transaction. The SPAC Executive Notes will have events of default that are customary for similar instruments.

The Company has evaluated each of the features and has concluded that the Capital Market Transaction is the most predominant outcome of all the possible features of this instrument, as the Company is currently in negotiations to enter into a SPAC transaction expected to close in the next three months. As consummation of a merger with a SPAC is in the Company’s control, management believes that ASC 480 is not applicable until the merger occurs. As the SPAC Executive Notes are not accounted for under ASC 480, the Company continued its assessment to determine the nature of the host and the accounting for the embedded features under other relevant guidance. The SPAC Executive Notes included one embedded conversion feature for which ASC 815 required the Company to bifurcate and separately account for the conversion feature as an embedded derivative, and carry the embedded derivative on its balance sheet at fair value and account for any unrealized changes in fair value as a component of the results of operations. Since feature (v) described above would include a large premium, it is not considered to be clearly and closely related to the debt host. The fair value of the derivative liability as of June 30, 2023 was de minimis, as the factors underlying the bifurcated conversion feature giving rise to the derivative treatment have a low probability of occurrence.

On June 8, 2023, a Notes Conversion Agreement was executed by and among the Company, TLG and the SPAC Executive whereby the parties have agreed that simultaneous with the closing of the merger described in Note 1 above, pursuant to the terms and conditions of the Merger Agreement, the SPAC Executive Notes will automatically convert into securities of the new public entity, upon which the SPA and the SPAC Executive Notes will be terminated including any rights of conversion set forth therein, and shall be cancelled. SPAC Executive also agreed that $8,500,000, the currently outstanding aggregate principal amount of the SPAC Executive Notes, and all accrued but unpaid interest on the SPAC Executive Notes shall automatically convert into securities of the new public entity simultaneously with the closing of the merger.

On November 2, 2021, the Company borrowed $2,000,000 bearing interest at 10% per annum. Interest expense of $33,472 was recorded in 2021 and added to the principal balance of the loan. The loan was repayable in twelve monthly installments of $178,775, representing both interest and principal, beginning in January 2022. As of June 30, 2023 and December 31, 2022, the balance was $0 and $177,297, respectively.

In June 2022, the Company borrowed $11,200,000, of which $5,100,000 was borrowed from management or significant equity investors, bearing simple interest at 2%, accrued monthly. The loans were repayable in twelve months. The amount owed was equal to (i) the balance outstanding and all accrued interest, plus (ii) a one-time prepayment fee equal to 6% of the balance outstanding.

On June 8, 2023, additional Notes Conversion Agreements were executed between the Company and various noteholders whereby the noteholders have agreed that the currently outstanding aggregate principal amounts of the notes, included in loans payable, totaling approximately $7.8 million, and all accrued but unpaid interest on the notes of approximately $2.3 million shall automatically convert into securities of the Company, upon the execution of these agreements. Conversions of approximately $10.1 million of loans payable, including accrued interest (exclusive of the SPAC Executive Notes), resulted in the issuance of 166,585,379 shares of Electriq common stock, including additional shares of Electriq common stock issued to noteholders as an incentive to convert, and 66,644,737 shares of Electriq cumulative mandatorily redeemable Series B preferred stock as an incentive prior to Closing. See further discussion surrounding the cumulative mandatorily redeemable Series B preferred stock in Note 8.

The Company determined the total fair value received of $21.1 million of funds received in June 2023 for the Pre-Closing Financings and Notes Conversion Agreements for each transaction was equivalent to the cash amount paid by the investors in exchange for the stock (i.e., $11.0 million in Pre-Closing Financings and $10.1 million in Notes Conversion Agreements). See further discussion in Notes 8 and 10.

During June 2023, all remaining loans payable balances that were not included in the Notes Conversion Agreements, including a total remaining cumulative principal balance of approximately $3.4 million, plus accrued interest, were repaid to noteholders that elected not to convert their respective notes.

As of June 30, 2023, all outstanding loans payable of $11.2 million were either converted or repaid. The only outstanding Company indebtedness as of June 30, 2023 was the $8.5 million in convertible SPAC Executive Notes.

The following summarizes the maturities of the convertible note payable as of June 30, 2023:

Balance of 2023	$—
2024	5,000,000
2025	3,500,000

Total loans and convertible note payable	$8,500,000

b.	SAFE Notes

During the year ended December 31, 2021, the Company executed SAFE arrangements. The SAFE notes are not mandatorily redeemable, nor do they require the Company to repurchase a fixed number of shares. The Company determined the SAFE notes contained a liquidity event provision that embodied an obligation indexed to the fair value of the Company’s equity shares and could require the Company to settle the SAFE obligation by transferring assets or cash. Accordingly, the Company recorded the SAFE notes as a liability under ASC 480 and re-measures fair value at the end of each reporting period, with changes in fair value reported in operations.

The fair value of the SAFE notes was estimated using a probability weighted value method based on the total present value of cash flows, utilizing a 20% discount rate, plus the additional upside from the fixed price conversions for each of the scenarios. The unobservable inputs for the fixed price conversions were based on probabilities that the SAFE notes would convert upon either a (i) financing, (ii) liquidity event due to a sale, or (iii) liquidity event from going public. Decreases in the fair value of SAFE notes resulted in remeasurement gains of $16,750,000 and $16,490,000 for the three and six months ended June 30, 2023, respectively. The decreases in the fair value of SAFE notes as of June 30, 2023 were primarily the result of the fair value of equity in an initial public offering scenario based on estimated TLG proceeds to existing Electriq stockholders (excluding current cumulative mandatorily redeemable Series B preferred stock and common stock financing round) of $275 million and discounted to present value, as compared to prior valuations which considered $495 million of estimated TLG proceeds. The fixed price conversions under the various scenarios were calculated using the following assumptions:

	June 30, 2023	December 31, 2022
Term	0.08 - 2.0 years	0.3 - 2.0 years
Risk-free interest rate	4.81% - 5.33%	4.36% - 4.67%
Volatility	65% - 75%	75% - 85%

Between May 2021 and October 2021, the Company issued a series of SAFE notes in an aggregate principal amount of $8,906,788 to investors, of which $7,229,245 were issued to management or significant equity investors, which provide the investors with a right to obtain shares of preferred stock upon the occurrence of certain events. The fair value of the SAFE notes on the date of issuance was determined to equal the proceeds received by the Company. As of June 30, 2023 and December 31, 2022, the fair value of the SAFE notes were $14,670,000 and $22,750,000, respectively. For the three months ended June 30, 2023 and 2022, the Company recorded a gain of $8,430,000 and a loss of $6,194,000, respectively, and for the six months ended June 30, 2023 and 2022, the Company recorded a gain of $8,080,000 and a loss of $8,131,000, respectively, within other expense (income) in the condensed consolidated statements of operations related to fair value adjustments for these SAFE notes.

In November 2021, the Company issued a second series of SAFE notes in an aggregate principal amount of $16,300,000 to investors, of which $15,000,000 were issued to significant equity investors. Additionally, warrants to purchase shares of common stock were issued contemporaneous with several of these issued SAFE notes. These warrants provided the SAFE investors with the ability to obtain shares of common stock of the Company equal to the amount of the SAFE investment divided by a defined exercise price. See Note 12. As of June 30, 2023 and December 31, 2022, the fair value of the SAFE notes were $20,440,000 and $28,850,000, respectively. For the three months ended June 30, 2023 and 2022, the Company recorded a gain of $8,320,000 and a loss of $6,241,000, respectively, and for the six months ended June 30, 2023 and 2022, the Company recorded a gain of $8,410,000 and a loss of $8,148,000, respectively, within other expense (income) in the condensed consolidated statements of operations related to fair value adjustments for these SAFE notes.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of:

	June 30,	December 31,
	2023	2022
Warranty reserve	$620,437	$832,283
Employee compensation and benefits	1,626,512	629,773
Deferred revenue	80,164	192,012
Accrued interest	297,499	1,961,477
Lease liability	590,764	347,131
Other accrued expenses and current liabilities	2,359,728	2,210,660

Accrued expenses and other current liabilities	$5,575,104	$6,173,336

Estimated costs related to product warranties are accrued at the time products are sold. In estimating its future warranty obligations, the Company considers various factors, including the Company’s historical warranty costs, warranty claim lag, and sales. The following table provides a reconciliation of the activity related to the Company’s warranty reserve for the six months ended June 30:

	2023	2022
Balance at the beginning of period	$832,283	$1,029,862
Provision for warranty expense	3,421	187,499
Warranty costs paid	(215,267)	(323,569)

Balance at end of period	$620,437	$893,792

The provision for warranty expense is included within cost of goods sold in the condensed consolidated statements of operations.

7. Commitments and Contingencies

a.	Operating Leases

Right of use (“ROU”) assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception a lease exists. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using our incremental borrowing rate, unless the rate implicit in the lease is readily determinable. Lease assets also include any upfront lease payments made and exclude lease incentives. Lease terms include options to extend or terminate leases. For purposes of determining the lease term used in the measurement of operating lease ROU assets and operating lease liabilities, we include the non-cancelable period of the lease together with those periods covered by the option to extend the lease if we are reasonably certain to exercise that option, the periods covered by an option to terminate the lease if we are reasonably certain not to exercise that option, and the periods covered by the option to extend (or to not terminate) the lease in which exercise of the option is controlled by the lessor. Lease expense for lease payments is recognized on a straight-line basis over the lease term. We have elected to separate lease and non-lease components.

The Company leases various warehouse and office spaces under non-cancelable lease agreements. Certain of these leases have renewal options, provide for future rent escalations and also oblige the Company to pay the cost of maintenance, insurance and property taxes. Leases with an initial term of 12 months or less are not recognized in the condensed consolidated balance sheets.

On January 1, 2022, the Company modified its existing short-term lease for warehouse and office space in California to extend the term and obtain additional warehouse space. The modification was accounted for as part of the adoption of ASC 842 as of that date. This lease has 5 separate 1 year renewal options, of which the first three have been deemed to be reasonably certain of exercise and are considered in the ROU asset and corresponding lease liability. The total minimum lease payments committed over its 4 year non-cancelable lease term is approximately $1.7 million. The discount rate used for this lease was the Company’s incremental borrowing rate of 19.0%, as an implicit rate is not readily determinable in the lease.

On January 19, 2022, the Company entered into a new lease in West Palm Beach, Florida for office space with approximately $1.4 million in total minimum lease payments committed over its 5-year non-cancelable lease term. There is an option to extend the lease for five more years; however, we are not reasonably certain to exercise this option, so the non-cancelable lease term was determined to be 5 years. The lease commencement date was November 7, 2022 upon completion of certain improvements by the landlord. The discount rate used for this lease was the Company’s incremental borrowing rate of 19.0%, as an implicit rate is not readily determinable in the lease.

On September 23, 2022, the Company entered into a new 5-year lease in Oxnard, California for warehouse and storage space with approximately $0.8 million in total minimum lease payments committed over its 5-year non-cancelable lease term. There is an option to extend the lease for two more years; however, we are not reasonably certain to exercise this option, so the non-cancelable lease term was determined to be 5 years. The lease commencement date was on November 1, 2022 upon completion of certain improvements by the landlord. The discount rate used for this lease was the Company’s incremental borrowing rate of 19.0%, as an implicit rate is not readily determinable in the lease.

On May 24, 2023, the Company entered into a new 39-month lease in San Leandro, California for warehouse and storage space with approximately $1.1 million in total minimum lease payments committed over its 39-month non-cancelable lease term. This lease does not contain any lease renewal option. The lease commencement date was on June 27, 2023 when the Company was provided physical access to the property to enable our immediate movement of assets into the leased facility. The discount rate used for this lease was the Company’s incremental borrowing rate of 19.0%, as an implicit rate is not readily determinable in the lease.

As of June 30, 2023, the weighted average remaining lease term for all leases was 3.6 years. Future annual minimum lease payments under operating leases as of June 30, 2023 were as follows:

Balance of 2023	$493,741
2024	1,246,533
2025	1,285,664
2026	771,571
2027	420,362

Total minimum payments	4,217,871
Less: amounts representing interest	1,167,081

Lease liability	$3,050,790

The Company has reported $3,718,370 of ROU assets, $590,764 of lease liability in accrued expenses and other current liabilities, and $2,460,026 in other long-term liabilities as of June 30, 2023, as compared to $3,241,705, $347,131, and $2,058,734, respectively, as of December 31, 2022. Operating lease cost for the three months ended June 30, 2023 and 2022 was $349,406 and $157,467, respectively, of which $154,982 and $99,336 was included in cost of goods sold and $194,424 and $58,131 was included in general and administrative. Operating lease cost for the six months ended June 30, 2023 and 2022 was $669,846 and $314,012, respectively, of which $298,839 and $205,272 was included in cost of goods sold and $371,007 and $108,740 was included in general and administrative in the condensed consolidated statements of operations.

b.	Legal Claims

From time to time, the Company may be involved in various claims and legal proceedings. The Company reviews the status of each matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss. These accruals are reviewed at least quarterly and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. As disclosed in Note 2, the Company received a notice from White-Label Provider in December 2022 of its intent to terminate its contract with Electriq, claiming that the Company had breached its agreement with it. While the Company has continuously asserted that it had not breached the agreement, on May 19, 2023, the Company entered into a settlement with the White-Label Provider. As part of the settlement agreement and mutual release, the Company is to receive all home storage systems and additional component parts of the White-Label Provider’s inventory, as the White-Label Provider has elected to exit the home storage market. These units will be returned to the Company on an as-is basis, and shipping costs will be split equally between the parties to the arrangement. The Company has until July 31, 2023 to remove the units from a leased White-Label Provider facility without incurring further costs and penalties. This settlement agreement will be accounted for as a gain contingency under ASC 450. Accordingly, the Company will record the financial impact of the gain contingency in its financial statements for the three months ending September 30, 2023 upon receipt of the inventory units to be returned from the White-Label Provider. As described in Note 2, the Company wrote off $2,657,281 of specific White-Label Provider related inventory deposits during three months ended June 30, 2023, resulting in a one-time charge to other expense, net, as when the inventory is returned, as per the settlement agreement, the Company will no longer be able to utilize the deposits. As of June 30, 2023, aside from the gain contingency, management believes any such matters would not be material to the Company’s financial position or annual results of operations.

8. Cumulative Mandatorily Redeemable Series B Preferred Stock

On June 7, 2023, the Company increased the authorized shares of preferred stock by 410,000,000 shares, to 3,340,121,789 authorized shares of preferred stock, $0.0001 par value per share, to accommodate a new class of Series B preferred stock. Upon issuance of this new class of cumulative mandatorily redeemable Series B preferred stock, shares issued will be classified as a liability in accordance with ASC 480.

As disclosed in Note 5, on June 8, 2023, Notes Conversion Agreements were executed between the Company and various noteholders whereby the noteholders have agreed to convert $10.1 million of loans payable, including accrued interest (exclusive of the SPAC Executive Notes), resulted in the issuance of 66,644,737 shares of Electriq cumulative mandatorily redeemable Series B preferred stock as an incentive prior to closing of the Business Combination (the “Closing”).

As disclosed in Note 1, with respect to subscription agreements signed in June 2023, including the $18.1 million of Pre-Closing Financings, a total of $11.0 million of Pre-Closing Financings was received through June 30, 2023. The total $11.0 million of Pre-Closing Financings funded as of June 30, 2023 resulted in the issuance of 72,368,420 shares of Electriq cumulative mandatorily redeemable Series B preferred stock as an incentive prior to Closing.

The Company determined the total fair value received for each transaction to be the cash amount paid by the investors in exchange for the stock. The Company utilized a third-party valuation specialist to determine the fair value of the cumulative mandatorily redeemable Series B preferred stock. The fair value calculation was based on a variety of assumptions, including the use of a market yield to discount the future payout to present value and applying a discount related to the lack of marketability, which resulted in a fair value of cumulative mandatorily redeemable Series B preferred stock per share. The Company allocated the fair value to the cumulative mandatorily redeemable Series B preferred stock based on the percentage or proportion it represented within the total fair value received, with the remaining fair value allocated to the common stock. This was calculated by subtracting the fair value of the Series B Preferred Stock from the total fair value received.

The shares of cumulative mandatorily redeemable Series B preferred stock issued in connection with the financing transactions referenced in Note 1 have been reflected in the Company’s condensed consolidated balance sheets as liabilities at fair value pursuant to ASC 480. From and after the date of issuance of any cumulative mandatorily redeemable Series B preferred stock, dividends payable solely in the form of shares (or fractions thereof) of cumulative mandatorily redeemable Series B preferred stock shall accrue on each outstanding share (or fractional share) of cumulative mandatorily redeemable Series B preferred stock at the rate per annum of 15% of the cumulative mandatorily redeemable Series B preferred stock original issuance price plus the amount of any previously accrued and unpaid dividends, compounded annually, on each such share (the “Series B Preferred Accruing Dividends”). The Series B Preferred Accruing Dividends shall accrue from day-to-day, whether or not declared, and shall be cumulative. Such Series B Preferred Accruing Dividends shall be payable only when and if declared by the Board of Directors and the Company shall be under no obligation to declare such Series B Preferred Accruing Dividends. If the preferred stockholders do not receive a dividend (i.e., the board of directors does not declare a dividend) in a given period, then the undeclared dividend is accumulated. The issuer is obligated to pay any accumulated undeclared dividends upon liquidation and, in some cases, upon early redemption of the preferred stock. The Series B Preferred Accruing Dividends shall not be paid in cash and shall be paid only in the form of shares (or fractions of shares) of cumulative mandatorily redeemable Series B preferred stock equal to (A) the Series B Preferred Accruing Dividends accrued and unpaid as of the relevant cumulative mandatorily redeemable Series B preferred stock dividend payment date divided by (B) the cumulative mandatorily redeemable Series B preferred stock original issue price, which was defined as $.07601 per share. The Series B Preferred Accruing Dividends shall be calculated and compounded annually and in arrears on each anniversary of the date on which the first share of cumulative mandatorily redeemable Series B preferred stock was issued.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each share (or fractional share) of cumulative mandatorily redeemable Series B preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available to be paid out to its stockholders. The issued and outstanding cumulative mandatorily redeemable Series B preferred stock shall be subject to mandatory redemption upon the date which is the third anniversary of the cumulative mandatorily redeemable Series B preferred stock original issue date (“Mandatory Redemption Date”). On the Mandatory Redemption Date, each share (or fractional share) of cumulative mandatorily redeemable Series B preferred stock (including shares of cumulative mandatorily redeemable Series B preferred stock issued in payment of or payable in respect of Series B Preferred Accruing Dividends, whether or not declared) shall be redeemed by the Company. At the election of the holder, the redemption amount is payable either in (i) cash equal to the Series B redemption amount, which is the original issue price plus any Series B Preferred Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon; or (ii) such number of fully paid and non-assessable shares of common stock as is determined by dividing the cumulative mandatorily redeemable Series B preferred stock redemption price by the fair market value of a share of common stock as of the Mandatory Redemption Date.

The terms of the cumulative mandatorily redeemable Series B Preferred stock require the issuer to pay the original issue price of the preferred stock plus cumulative dividends, whether or not declared, upon redemption in shares of cumulative mandatorily redeemable Series B preferred stock. This is a paid-in-kind dividend feature, and it is not discretionary as there is no other choice other than to get the dividend in shares of cumulative mandatorily redeemable Series B preferred stock. Based on the above, the Company shall accrete the dividends as an increase to the carrying amount of the cumulative mandatorily redeemable Series B preferred stock pursuant to ASC 480, despite the fact that dividends have not been declared. This results in accretion of the dividend similar to the amortization of interest on a zero-coupon bond. The carrying value of the cumulative mandatorily redeemable Series B preferred stock is accreted to its redemption value over the three year period ending on the redemption date. The cumulative mandatorily redeemable Series B preferred stock qualifies as a mandatorily redeemable financial instrument as it embodies an unconditional obligation requiring the issuer to redeem the instrument by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. Pursuant to the respective preferred stock agreements, the issued and outstanding cumulative mandatorily redeemable Series B preferred stock (including a cumulative dividend, payable in kind, of 15% per share, plus any accrued and unpaid dividends on each such share) shall be subject to mandatory redemption by the issuer on the third anniversary of their original issue date in the form of either cash or an equivalent value in shares of common stock.

The original fair value allocated to cumulative mandatorily redeemable Series B Preferred stock issued prior to June 30, 2023 was $6,786,202 and was net of an initial discount of $3,778,798. For both the three and six months ended June 30, 2023, total interest expense recorded to increase the carrying value of the cumulative mandatorily redeemable Series B preferred stock liability was $127,104 comprised of $81,146 of the 15% Series B Preferred Accruing Dividends and $45,958 of accretion of discount. As of June 30, 2023, the carrying value of the cumulative mandatorily redeemable Series B Preferred stock liability was $6,913,306 including the cumulative original issuance price of $6,786,202 plus cumulative Series B Accruing Dividends and accretion of discount of $81,146 and $45,958, respectively.

9. Mezzanine Equity

On August 5, 2021, the Company increased the authorized shares of preferred stock, $0.001 par value, to 2,930,121,789 shares, which includes 2,121,539,537 shares of Seed Preferred, 210,977,985 shares of Seed-1 Preferred, and 597,604,267 shares of Seed-2 Preferred (cumulatively referred to as “pre-2023 preferred stock”).

During the three and six months ended June 30, 2023, no preferred stock warrants were exercised. During the three and six months ended June 30, 2022, preferred stock warrants were exercised and 80,792,496 shares of Seed Preferred were issued in exchange for proceeds of $693,000, as well as a reduction in warrants liability of $9,932,991 for a total of $10,625,991. As of June 30, 2023 and December 31, 2022, the Company had 1,372,152,604 shares of Seed Preferred, 210,977,985 shares of Seed-1 Preferred, and 597,604,267 shares of Seed-2 Preferred that were issued and outstanding.

As of June 30, 2023 and December 31, 2022, the Company has recorded mezzanine equity at historical cost, which was $34,792,203. The fair value of mezzanine equity was calculated using significant unobservable inputs (Level 3), and as of June 30, 2023 and December 31, 2022, the fair value of mezzanine equity was estimated to be $161,947,417 and $304,205,838, respectively.

a.	Voting Rights

The shares of preferred stock include voting rights based on the number of shares of common stock the holders would receive upon conversion.

b.	Dividends

The holders of pre-2023 preferred stock are entitled to dividends, which shall accumulate on each outstanding share of pre-2023 preferred stock at the rate per annum of 8% of a base amount equal to the sum of (i) the initial conversion price of approximately $0.0117 per share of Seed Preferred, approximately $0.0023 per share of Seed-1 Preferred, and approximately $0.0046 per share of Seed-2 Preferred, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the pre-2023 preferred stock (“Seed OIP”), and (ii) the amount of any previously accumulated and compounded dividends on such share. Dividends on pre-2023 preferred stock shall only be payable when declared by the Company’s Board of Directors, a dividend on common stock is declared, or conversion of the underlying pre-2023 preferred stock to common stock, none of which has occurred. Further, dividends shall be payable if a Deemed Liquidation Event occurs or upon an IPO resulting in at least $100,000,000 of gross proceeds, neither of which is deemed probable. During the three months ended June 30, 2023 and 2022, dividends in the amount of $473,499 and $423,507, respectively, were accumulated. During the six months ended June 30, 2023 and 2022, dividends in the amount of $932,949 and $831,439, respectively, were accumulated. As of June 30, 2023 and December 31, 2022, the cumulative accumulated dividends were $5,599,612 and $4,666,663, respectively, which are not recognized in the condensed consolidated statements of changes in stockholders’ deficit, and condensed consolidated balance sheets.

Further, if the Company declares, pays or sets aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock), the holders of the pre-2023 preferred stock shall receive a dividend on each outstanding share of pre-2023 preferred stock in an amount at least equal to the sum of (i) the amount of the aggregate accumulate dividends not previously paid and (ii) an amount equal on a per-share basis to the dividend declared, paid or set aside on shares of any other class or series of capital stock of the Company.

c.	Optional Conversion

Each share of pre-2023 preferred stock is convertible, at the option of the holder, at any time, and without payment of any additional consideration, into fully paid shares of the Company’s common stock. The conversion price is equal to the Seed OIP. However, the pre-2023 Seed Preferred shares include an anti-dilution clause whereby if at any time after the original issue date the Company issues additional Shares of common stock without consideration or for a consideration per share less than the applicable pre-2023 preferred conversion price in effect immediately prior to such issuance or deemed issuance, then the applicable seed preferred Conversion Price shall be reduced, concurrently with such issue, from approximately $0.0117 per share of Seed Preferred to approximately $0.0091 per share of seed preferred. The pre-2023 Seed Preferred shares include an anti-dilution factor of approximately 1.288 per share. The optional conversion feature is not required to be bifurcated from the preferred stock since the conversion feature into another form of equity is clearly and closely related to the pre-2023 preferred stock.

d.	Mandatory Conversion

Upon either (a) the closing of the sale of the Company’s common stock to the public for a price of at least $0.10 per share in an IPO that results in gross proceeds of at least $100,000,000 whereby the Company’s common stock is listed on the Nasdaq, the New York Stock Exchange, or another exchange approved by the Board of Directors, or (b) the occurrence of an event, specified by vote or written consent of (i) the holders of at least a majority of the outstanding shares of pre-2023 preferred stock and (ii) the Company’s largest pre-2023 preferred stockholder, then all outstanding shares of pre-2023 preferred stock shall automatically be converted into shares of common stock, at the then effective pre-2023 preferred stock conversion rate. The conversion price is equal to the Seed OIP. The mandatory conversion features are not required to be bifurcated from the pre-2023 preferred stock since the Company determined the nature of the host is equity-like and the conversion options would not require bifurcation.

e.	Liquidation Event

In the event of a liquidation, dissolution, or winding up of the Company, holders of pre-2023 preferred stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders, or in the event of a Deemed Liquidation Event, preferred stockholders are entitled to be paid out of the consideration payable to stockholders or out of Available Proceeds, both before any payment to holders of common stock and in an amount equal to the Seed OIP plus any accruing, but unpaid dividends (the “Seed PS Liquidation Preference”). As of June 30, 2023, the liquidation preference of Seed Preferred was $21,156,225, Seed-1 Preferred was $566,473 and Seed-2 Preferred was $3,209,121, for a total of $24,931,819. The carrying amount of pre-2023 preferred stock is greater than the Seed PS Liquidation Preference due to the warrant fair values which were added to the carrying amount of pre-2023 preferred stock upon exercise, partially offset by the accumulated dividends.

If upon such liquidation, dissolution, or winding up of the Company, or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are not sufficient to satisfy the Seed PS Liquidation Preference, the holders of shares of pre-2023 preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of a liquidation, dissolution, or winding up of the Company, after satisfying the Seed PS Liquidation Preference, the holders of shares of the common stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, or, in the case of a Deemed Liquidation Event, the holders of shares of common stock shall be entitled to be paid out of the consideration payable to stockholders or out of the Available Proceeds in an amount equal to approximately $0.0117 per share (the “Common Stock Liquidation Amount”).

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after satisfaction of the Seed PS Liquidation Preference, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of common stock the full amount to which they shall be entitled under the Common Stock Liquidation Amount, the holders of shares of common stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

In the event of any liquidation, dissolution or winding up of the Company, after the payment in full of the Seed PS Liquidation Preference and the Common Stock Liquidation Amount the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of preferred pursuant to the Seed PS Liquidation Preference and the holders of shares of common stock pursuant to the Common Stock Liquidation Amount or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of preferred stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such liquidation, dissolution or winding up of the Company.

f.	Deemed Liquidation Event

Deemed Liquidation Events are defined as (1) a merger or consolidation, (2) the sale, lease, transfer, exclusive license or other disposition, whether in a single or series of related transactions, of substantially all the assets of the Company taken as a whole, (3) the sale or transfer by the Company or its stockholders of more than 50% of the voting power of the Company in a single or series of related transactions other than in a transaction or series of transactions effected by the Company primarily for financing purposes.

In the event of a Deemed Liquidation Event involving a consolidation or a transfer of substantially all the assets of the Company, if the Company does not effect a dissolution of the Company under the law within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of pre-2023 preferred stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of pre-2023 preferred stock; and (iii) if the holders of at least a majority of the then outstanding shares of pre-2023 preferred stock so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (“Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of pre-2023 preferred stock in accordance with the liquidation preference noted below.

If the Deemed Liquidation Event results in a liquidation, dissolution, or winding up of the Company, the consideration shall be allocated to the pre-2023 preferred and common stockholders in accordance with the terms of the Certificate of Incorporation applicable to the respective liquidation event. The pre-2023 preferred stockholders, through their representation on the Board of Directors, Deemed Liquidation Event provisions, and liquidation and dissolution provisions, could elect to liquidate the Company in a Deemed Liquidation Event, where net cash settlement could be required pursuant to the articles of the Certificate of Incorporation and therefore, redemption of the pre-2023 preferred stock would be considered outside of the Company’s control and its common stockholders. While the Certificate of Incorporation states that pre-2023 preferred stockholders and common stockholders are entitled to be paid out of the consideration payable or out of Available Proceeds, holders of each class of shares may not always be entitled to the same form of consideration. The pre-2023 preferred stockholders could force the pre-2023 preferred shares to be redeemed upon the occurrence of a Deemed Liquidation Event, including change of control or merger, that is not solely within the control of the Company. Consequently, the pre-2023 preferred stock has been classified in Mezzanine Equity.

10. Stockholders’ Deficit

a.	Common Stock

On June 7, 2023, the Company increased the authorized shares of common stock, $0.0001 par value, to 4,600,000,000 shares.

As disclosed in Notes 1 and 5, on June 8, 2023, Notes Conversion Agreements were executed between the Company and various noteholders whereby the noteholders have agreed to convert $10.1 million of loans payable, including accrued interest (exclusive of the SPAC Executive Notes), which resulted in the issuance of 166,585,379 shares of Electriq common stock, including 33,317,076 incentive shares of common stock issued as an incentive prior to Closing.

As disclosed in Note 1, with respect to subscription agreements signed in June 2023, including the $18.1 million of Pre-Closing Financings, a total of $11.0 million of Pre-Closing Financings was received through June 30, 2023. This resulted in the issuance of an additional 180,892,332 shares of Electriq common stock, including 36,178,466 incentive shares of common stock issued as an incentive prior to Closing.

As disclosed in Note 8, the Company determined the total fair value received for each transaction to be the cash amount paid by the investors in exchange for the stock. The Company utilized a third-party valuation specialist to determine the fair value of the common stock and the cumulative mandatorily redeemable Series B preferred stock issued based on the relative fair values in order to allocate the fair value of the consideration received to the shares issued. The fair value calculation was based on a variety of assumptions, including the use of a market yield to discount the future payout to present value and applying a discount related to the lack of marketability, which resulted in a fair value of common stock and cumulative mandatorily redeemable Series B preferred stock per share. The Company allocated the fair value to the cumulative mandatorily redeemable Series B preferred stock based on the percentage or proportion it represented within the total fair value received, with the remaining fair value allocated to the common stock. This was calculated by subtracting the fair value of the Series B preferred stock from the total fair value received to determine the fair value of common stock. The Company has concluded that the common stock issued should be classified as a component of Stockholders’ deficit in the Condensed Consolidated Balance Sheets. Subsequent changes in fair value of common stock issued are not recognized as long as the contract continues to be classified as a component of Stockholders’ deficit.

b.	Stock Options

On September 27, 2015, the Company’s Board of Directors authorized and approved the adoption of the 2015 Equity Incentive Plan effective January 29, 2016. Subsequently, the plan was amended, the most recent of which was on March 12, 2020, allowing an aggregate of 360,917,134 shares to be issued. The plan shall terminate ten years after the plan’s adoption by the Board of Directors. As of June 30, 2023, an aggregate of 414,884,688 stock options were granted to date, 55,711,814 shares have been forfeited or expired to date and are included in the shares available to be granted and an aggregate total of 4,223,848 shares are still available to be granted under the plan.

During the six months ended June 30, 2023 and 2022, the Board of Directors approved the grant of 5,500,000 and 11,750,000 stock options, respectively, to the Company’s employees, executives and consultants valued at $317,270 and $547,333, respectively, or an average of $0.0577 and $0.0465 per share, respectively. The term of the options is approximately ten years, and the vesting period is four years.

In applying the Black-Scholes option pricing model, the Company used the following assumptions during the first six months of:

	2023	2022
Risk-free interest rate	3.53%—4.27%	1.62%—2.93%
Expected term (years)	6.25	6.25
Expected volatility	71.52%—71.65%	73.03%
Expected dividends	0.00	0.00

The following table summarizes the stock option activity for the six months ended June 30, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2022	151,869,616	$0.0064	8.8
Grants	5,500,000	$0.0700	10.0
Exercised	(1,980,833)	$0.0062	9.0
Forfeited	(3,812,500)	$0.0061	8.7

Outstanding at June 30, 2023	151,576,283	$0.0087	8.4

The following table presents information relating to stock options as of June 30, 2023:

Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life (years)	Exercisable Number of Options	Weighted Average Remaining Life (years)
$0.0001	1,200,000	3.5	1,200,000	3.5
$0.004	15,872,586	6.9	12,902,759	6.8
$0.006	68,846,706	8.0	58,919,621	7.9
$0.0071	59,656,991	9.2	43,118,170	9.2
$0.07	6,000,000	9.8	—	—

Totals	151,576,283	8.0	116,140,550	8.2

As of June 30, 2023, 18,261,146 stock options had been exercised, but had not yet vested. If the option holder leaves, the Company has the right to purchase back all unvested exercised options at the initial exercise price, which as of June 30, 2023 would be $107,038. As of June 30, 2023 and December 31, 2022, there were 53,696,879 and 105,636,923 unvested shares, respectively, with a weighted average grant date fair value of $0.0555 and $0.0656 per share, respectively.

The stock-based compensation expense related to option grants was $1,280,436 and $339,821 during the three months ended June 30, 2023 and 2022, respectively, and $2,796,252 and $477,828 during the six months ended June 30, 2023 and 2022, respectively, and is included in general and administrative in the condensed consolidated statements of operations. As of June 30, 2023, the remaining stock-based compensation expense related to unvested option grants was $2,537,832, which is expected to be recognized over a weighted average remaining period of 2.7 years.

As of June 30, 2023 and December 31, 2022, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $7,341,670 and $14,319,711, respectively, and $5,925,539 and $6,662,522, respectively. For the six months ended June 30, 2023, the total intrinsic value of the stock options exercised was $162,188.

The Company and its Chief Executive Officer (“CEO”) have an agreement whereby the CEO is protected from dilution arising from the issuance of stock or convertible loans. The CEO’s ownership percentage is to remain at 6%. As of June 30, 2023, all required shares had been issued to the CEO in accordance with this agreement.

11. Warrants

The Company uses the guidance in ASC 480 to determine its accounting for warrants. The valuation of the warrant liabilities, both preferred stock warrants and common stock warrants, was made using the option-pricing method and the following assumptions as of June 30:

	2023	2022
Term	.08 - 2.0 years	2.0 years
Risk-free interest rate	4.8% - 5.2%	2.9%
Volatility	65% - 75%	110%

a.	Common Stock

Common stock warrants allow the holder to purchase common stock. The common stock warrants are classified as liabilities under ASC 480 as they have the right to purchase shares of common stock of the Company for a variable number of shares.

In connection with the issuance of certain SAFE notes in 2021, the Company contemporaneously issued warrants to purchase shares of common stock. These warrants are exercisable any time after issuance and have a life of 2 years from the date of issuance. These warrants provide the respective SAFE investors with the ability to obtain a variable number of shares of common stock of the Company equal to the amount of the SAFE investment divided by a defined exercise price. The Company recorded the warrants as a liability under ASC 480 and re-measured the fair value at the end of the reporting period, with changes in fair value reported in operations. As of June 30, 2023 and December 31, 2022, the fair value of the common stock warrants was $4,818,186 and $14,114,411, respectively. Decrease in the fair value of warrants to purchase shares of common stock as of June 30, 2023 was primarily the result of the fair value of equity in an IPO scenario based on estimated SPAC proceeds of $275 million and discounted to present value, as compared to prior valuations which considered $495 million of estimated SPAC proceeds, as well as reduced remaining time value until the warrants expire. During the three and six months ended June 30, 2023 and 2022, none of the common stock warrants were exercised. As of June 30, 2023, the common stock warrants were convertible into 371,468,806 shares of common stock. For the three months ended June 30, 2023 and 2022, the Company recorded a gain of $10,510,256 and a loss of $6,739,675, respectively, and for the six months ended June 30, 2023 and 2022, the Company recorded a gain of $9,296,225 and a loss of $7,163,583, respectively, within other expense (income) in the condensed consolidated statements of operations related to fair value adjustments for common stock warrants.

b.	Pre-2023 Preferred Stock

Preferred stock warrants allow the holder to purchase Seed Preferred stock. The preferred stock warrants are classified as liabilities under ASC 480 as the underlying shares into which the warrant is exercisable are contingently redeemable and classified as mezzanine equity.

During June 2019, the Company issued warrants to purchase shares of its Seed Preferred stock to existing investors for assistance in fundraising. The warrants were exercisable any time after issuance and had a life of 3 years from the date of issuance. As of June 30, 2023 and December 31, 2022, there were no remaining warrants outstanding to purchase shares of Seed Preferred stock. During the three and six months ended June 30, 2023, there were no preferred stock warrants exercised. During the three and six months ended June 30, 2022, warrants were exercised and 80,792,496 shares of Seed Preferred stock were issued.

For the three months ended June 30, 2023 and 2022, the Company recorded losses of zero and $2,923,134, respectively, and for the six months ended June 30, 2023 and 2022, the Company recorded losses of zero and $3,515,845, respectively, within fair value adjustments in the condensed consolidated statements of operations related to fair value adjustments for preferred stock warrants and expired warrants. During 2022, the number of shares of Seed Preferred stock to be received upon exercise of warrants was variable, changing based upon the number of shares of common stock then issued and issuable upon conversion of Seed Preferred. There was no Seed Preferred stock issuable under warrants as of June 30, 2023.

12. Fair Value

As of June 30, 2023 and December 31, 2022, the Company had financial instruments which were measured at fair value on a recurring basis using significant unobservable inputs (Level 3). Significant changes in the inputs could result in a significant change in the fair value measurements. See each respective footnote for information on the assumptions used in calculating the fair value of financial instruments. See Notes 5 and 11 for disclosures related to the decline in fair value of SAFE notes and common stock warrant liabilities that resulted in unrealized fair value adjustment gains recognized in other expense (income) in the condensed consolidated statements of operations for the three and six months ended June 30, 2023. The following table sets forth the Company’s financial instruments that were measured at fair value using Level 3 inputs on a recurring basis for the six months ended June 30, 2023:

	Common Stock Warrant Liabilities	SAFE Notes	Total
Balance at December 31, 2022	$14,114,411	$51,600,000	$65,714,411
Changes in fair value included in operations	(9,296,225)	(16,490,000)	(25,786,225)

Balance at June 30, 2023	$4,818,186	$35,110,000	$39,928,186

The following table sets forth the Company’s financial instruments that were measured at fair value using Level 3 inputs on a recurring basis for the six months ended June 30, 2022:

	Preferred Stock Warrant Liabilities	Common Stock Warrant Liabilities	SAFE Notes	Total
Balance at December 31, 2021	$6,417,146	$6,502,538	$30,998,000	$43,917,684
Changes in fair value included in operations	3,515,845	7,163,583	16,279,000	26,958,428
Warrants exercised	(9,932,991)	—	—	(9,932,991)

Balance at June 30, 2022	$—	$13,666,121	$47,277,000	$60,943,121

There were no transfers into or out of Level 3 financial instruments during the six months ended June 30, 2023 and 2022.

13. Income Taxes

The Company did not incur income tax expense for the three or six months ended June 30, 2023 and 2022.

Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases used for income tax purposes and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent the Company believes they will not be realized.

The Company has evaluated the realizability of its deferred tax assets and based on an evaluation of all available evidence, both objective and subjective, it has concluded that presently it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Therefore, a full valuation allowance was established against the deferred tax assets as of June 30, 2023 and December 31, 2022.

14. Subsequent Events

The Company has evaluated all subsequent events through August 11, 2023, the date the condensed consolidated financial statements were available to be issued and noted the following items requiring disclosure.

Subsequent to June 30, 2023, through the date of this report, the Company issued 5,775,000 shares of common stock from stock option exercises in exchange for $38,548.

With respect to subscription agreements signed in June 2023, $7.1 million of a total of $18.1 million of Pre-Closing Financings was received from the SPAC Executive in the amount of $4.5 million and from other investors in the amount of $2.6 million on July 12, 2023 ($1.0 million) and July 13, 2023 ($6.1 million).

On July 12, 2023, related to the Merger Agreement described in Note 1, the SEC declared the S-4 effective. The Business Combination closed on July 31, 2023 and the newly merged public entity, Electriq Power Holdings, Inc., began trading on the New York Stock Exchange on August 1, 2023 under the ticker symbol ELIQ.

At the merger closing, pursuant to the terms of the Merger Agreement and after giving effect to the redemptions of TLG Class A common stock by public stockholders of TLG:

•

each share of Electriq common stock issued and outstanding immediately prior to the Closing (excluding shares owned by Electriq or any of its direct or indirect wholly-owned subsidiaries as treasury stock or by TLG) was cancelled and converted into the right to receive a number of shares of TLG Class A common stock equal to one (1) multiplied by the Exchange Ratio (as defined in the S-4);

•

each share of Electriq cumulative mandatorily redeemable Series B preferred stock issued and outstanding immediately prior to the Closing was cancelled and converted into the right to receive a number of shares of TLG preferred stock equal to one (1) multiplied by the Exchange Ratio;

•

each outstanding vested and unvested Electriq stock option was assumed by TLG, cancelled and converted into an option to purchase a number of shares of Class A common stock equal to (a) the product of the number of shares of Electriq common stock underlying such Electriq stock option immediately prior to the Closing multiplied by the Exchange Ratio at an exercise price per share equal to the quotient obtained by dividing (A) the exercise price per share of Electriq common stock underlying such Electriq stock option immediately prior to the Closing by (B) the Exchange Ratio; and

•	the Lawrie Notes (as defined in the S-4) converted into equity securities of TLG in accordance with the terms of the Notes Conversion Agreement.

On July 23, 2023, TLG and Electriq entered into an agreement (the “Forward Purchase Agreement”) with (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively referred to as “Seller”) for an OTC Equity Prepaid Forward Transaction. Pursuant to the terms of the Forward Purchase Agreement, the Seller purchased 3,534,492 shares of TLG common stock from third parties through a broker in the open market (“Recycled Shares”). On July 31, 2023, 251,194 additional shares of New Electriq common stock were issued to Seller pursuant to the terms of the FPA Funding Amount PIPE Subscription Agreement entered into in connection with the Closing. The Forward Purchase Agreement provides that $3,000,000 (the “Prepayment Shortfall”) will be paid by Seller to TLG not later than one local business day following the Closing (which amount shall be netted from the Prepayment Amount). Seller in its sole discretion may sell Shares at any time following the Trade Date at prices (i) at or above $6.67 during the first six months following the Closing and (ii) at any sales price thereafter, without payment by Seller of any Early Termination Obligation until the earlier of such time as the proceeds from the such sales equal 100% of the Prepayment Shortfall (such sales, “Shortfall Sales,” such Shares, “Shortfall Sale Shares,”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions herein applicable to Terminated Shares, when an OET Notice (as defined below) is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller.

The Forward Purchase Agreement provides that Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the Number of Shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of the Amended and Restated Certificate of Incorporation of TLG in effect prior to consummation of the Business Combination, as amended, less (y) the Prepayment Shortfall. TLG paid to Seller separately the Prepayment Amount required under the Forward Purchase Agreement directly from TLG’s Trust Account maintained by Continental Stock Transfer and Trust Company that held the net proceeds of the sale of the units in TLG’s IPO and the sale of private placement warrants (the “Trust Account”), except that to the extent the Prepayment Amount payable to Seller is to be paid from the purchase of Additional Shares by Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by Seller will be included in the Number of Shares for its Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

The Company expects to account for the Forward Purchase Agreement as a derivative instrument in accordance with the guidance in ASC 480-10. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the statements of operations. The ability of the Company to receive any of the proceeds from the Forward Purchase Agreement is dependent upon factors outside the control of the Company. The Company established the fair value of the forward purchase contract derivative on the date of the Closing, with amounts included in net loss as a change in fair value of forward purchase contract derivative. The estimated fair value of the forward purchase contract derivative was calculated using a Black Scholes option pricing model and used significant assumptions including the risk free rate and volatility. Given the limited trading history of the Company, the Company utilized the volatility of peer group of public companies. Future estimates of trading prices were based on volatility assumptions that impact the estimated share price and Meteora’s corresponding sales in the open market.